                        SUBSIDIARIES OF SILICONIX INCORPORATED


                                         Jurisdiction                  Percent
    Subsidiary                         of Incorporation                Owned
    ----------                         ----------------                -----

1.  Siliconix Limited                  United Kingdom                  100%

2.  Siliconix (Hong Kong) Limited      Hong Kong                       100%

3.  Siliconix (Taiwan) Limited         Taiwan                          100%

4.  TEMIC Japan K.K.                   Japan                           100%

5.  TEMIC (S) PTE. LTD.                Singapore                       100%

6.  TEMIC North America, Inc.          United States                   100%
                                       (New Jersey)

7.  Shanghai Simconix Co. Ltd.         The People's Republic of China   50%



                                      EXHIBIT 22